Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of LeapFrog Enterprises, Inc. on Form S-3 (No. 333-174632) and on Form S-8 (No. 333-97061, No. 333-117798, No. 333-136328, No. 333-145125, No. 333-152956 and No. 333-175275), of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of LeapFrog Enterprises, Inc., and the effectiveness of internal control over financial reporting of LeapFrog Enterprises, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

San Francisco, California

February 29, 2012